Exhibit 5.8

SILLS CUMMIS & GROS

A PROFESSIONAL CORPORATION

The Legal Center

One Riverfront Plaza

Newark, New Jersey 07102-5400

Tel: 973-643-7000

Fax: 973-643-6500

One Rockefeller Plaza

New York, NY 10020

Tel: 212-643-7000

Fax: 212-643-6500

600 College Road East

Princeton, NJ 08540

Tel: 609-227-4600

Fax: 609-227-4646

May 2, 2014

Pinnacle Entertainment, Inc.

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

Re:	Pinnacle Entertainment, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted only as special New Jersey counsel to Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), and the New Jersey Guarantor (as defined below), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance by the Company of $850 million aggregate principal amount of its new 6.375% Senior Notes due 2021 (the “New Notes”), in connection with the proposed exchange of $1,000 principal amount of the New Notes for each $1,000 principal amount of its outstanding 6.375% Senior Notes due 2021 (the “Old Notes” and, collectively with the New Notes, the “Notes”), with a minimum of $2,000 principal amount exchanged, under the Indenture dated as of August 5, 2013 between PNK Finance Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Supplemental Indenture dated as of August 13, 2013 among the Company, the subsidiary guarantors named therein and the Trustee (the “Supplemental Indenture” and said Indenture, as so supplemented by the Supplemental Indenture, the “Indenture”); and we do not and have not represented the Company or the New Jersey Guarantor generally or made any independent review of any of these entities’ files. Your reliance on this opinion should be guided accordingly.

The Indenture provides for and includes the terms of a guarantee of the New Notes (including the Notation of Guaranty (as defined below), the “New Guarantees”) by certain

SILLS CUMMIS & GROSS

A PROFESSIONAL CORPORATION

subsidiaries of the Company (collectively, the “Guarantors”), including, without limitation, ACE Gaming, LLC, a New Jersey limited liability company (the “New Jersey Guarantor”).

This opinion letter is delivered at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies of the following documents:

1.	The Registration Statement, in the form filed with the Commission;

2.	An executed copy of the Indenture;

3.	The form of the New Notes; and

4.	The form of Notation of Guaranty to evidence the New Guarantees (the “Notation of Guaranty”).

We also have examined such other documents as we have deemed necessary or appropriate for purposes of this opinion. We have also obtained from officers of the New Jersey Guarantor or of the member or managing member of the New Jersey Guarantor and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to certain facts material to this opinion, we have relied without independent verification upon oral or written statements and factual representations of officers and other representatives of the Company, the New Jersey Guarantor and others.

Based upon the foregoing, and subject to the assumptions and limitations set forth herein, we are of the opinion that (a) the Supplemental Indenture has been duly authorized, executed and delivered by the New Jersey Guarantor and (b) the New Guarantees to which the New Jersey Guarantor is a party, and the execution and delivery of the Notation of Guaranty, have been duly authorized by the New Jersey Guarantor.

The opinions set forth herein are expressly limited to the laws of the State of New Jersey and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, any other laws, including any federal securities law, or any state securities or “blue sky” laws or regulations (including New Jersey securities or “blue sky” laws or regulations).

SILLS CUMMIS & GROSS

A PROFESSIONAL CORPORATION

We consent to your filing this opinion as an exhibit to the Registration Statement for the benefit of the holders of the Old Notes who will be acquiring the New Notes to be issued pursuant thereto and, if required by the rules and regulations of the Commission, we consent to the use of our name under the caption “Legal matters” in the Registration Statement and prospectus and any amendments thereto. In giving such consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act. We further consent to the reliance on our opinion letter by Irell & Manella LLP, counsel to the Company and the Guarantors, for purposes of its opinion letter filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Sills Cummis & Gross P.C.